Exhibit 99.1

MyoKardia Announces Advancement to Next Phase of Global Collaboration with Sanofi

Sanofi Decision to Continue Provides $45 Million Milestone to MyoKardia

Collaboration has Advanced Two Novel Clinical Compounds

South San Francisco, Calif. – Jan. 3, 2017 - MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, announced today that Sanofi has notified the Company that it has elected to continue the global cardiomyopathy research collaboration formed in August 2014.

The terms of the research agreement provided Sanofi the option of either concluding the collaboration at year-end 2016 or extending the agreement. Per Sanofi’s decision to advance the collaboration, MyoKardia is now eligible for a $45 million milestone payment payable by January 31, 2017.

“MyoKardia and Sanofi share a passion for science and a commitment to patients,” said Tassos Gianakakos, chief executive officer. “The continuation of this research collaboration provides valuable support for further innovation and development of critically important therapies for patients with serious cardiovascular diseases.”

The research and development agreement is one of the most significant commitments to heritable cardiomyopathies, and encompasses three MyoKardia programs. Two of these programs are focused on hypertrophic cardiomyopathy (HCM) and one targets dilated cardiomyopathy (DCM).

In September, MyoKardia outlined its expected path to registration for its lead product candidate MYK-461 in the initial indication of symptomatic, obstructive HCM, for which the Company was granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA). MyoKardia is studying MYK-461 in the Phase 2 PIONEER-HCM trial.

MyoKardia received a separate, $25 million milestone payment from Sanofi in November 2016 for the filing of an Investigational New Drug (IND) application with the FDA for its MYK-491 program in DCM. MyoKardia intends to initiate a Phase 1 study of MYK-491 in healthy volunteers in the first half of 2017.

In the United States, MyoKardia maintains commercial rights to MYK-461 and HCM-2 as well as co-promotion rights for MYK-491.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy—hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an orally-administered small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and has been evaluated in three Phase 1 clinical trials. MyoKardia is now studying MYK-461 in the Phase 2 PIONEER-HCM trial in symptomatic, obstructive HCM (oHCM), a subset of HCM. In April 2016, the U.S. Food and Drug Administration (FDA) granted MYK-461 Orphan Drug Designation for the treatment of symptomatic oHCM. MYK-491, the second clinical candidate generated by MyoKardia’s product engine, is designed to increase the overall force of the heart’s contraction in DCM patients by increasing cardiac contractility. MyoKardia intends to initiate a Phase 1 study of MYK-491 in healthy volunteers in the first half of 2017. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science. For more information, please visit www.myokardia.com.

MyoKardia Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements, including statements regarding the clinical and therapeutic potential of MYK-461 and MYK-491, the Company’s ability to initiate Phase 1 clinical development of MYK-491, and the timing of these events, reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks associated with the development and regulation of our product candidates, as well as those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and our other filings with the SEC. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MyoKardia

Investors:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

Media:

Steven Cooper

Edelman

415-486-3264

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